Exhibit 99.1

CONTACT: William George	675 Bering Drive, Suite 400
Chief Financial Officer	Houston, Texas 77057
713-830-9600	713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2014 RESULTS

— Announces Increase and Extension to Credit Facility —

Houston, TX — July 30, 2014 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced net income attributable to Comfort Systems USA of $4,401,000 or $0.12 per diluted share, for the quarter ended June 30, 2014, as compared to $7,762,000 or $0.21 per diluted share, for the quarter ended June 30, 2013.  Earnings per share for the current quarter includes a goodwill impairment charge of $0.01. The Company reported revenue of $362,801,000 in the current quarter.  On a same-store basis, the Company reported revenue of $352,758,000, as compared to $351,053,000 in 2013.  The Company reported free cash flow of $18,256,000 in the current quarter, as compared to $2,996,000 in 2013.  Backlog as of June 30, 2014 was $673,694,000.  On a same-store basis, backlog was $630,372,000 as of June 30, 2014 as compared to $612,335,000 as of March 31, 2014 and $590,276,000 as of June 30, 2013.

The Company also announced today that is has amended its existing credit facility to increase it from $175,000,000 to $250,000,000 and has extended the maturity to October 2019.  The terms, covenants and conditions of the amended agreement are substantially similar to or improved from the previously existing agreement.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, said, “Earnings were lower this quarter than a year ago as market conditions remain soft.  We continued to experience disappointing results at our Southern California operations, and our reported EPS includes a goodwill impairment of $0.01 associated with this operation.  We were also affected by the previously discussed incremental expense arising from our ongoing SG&A investments in service growth and information technology.  Apart from these factors, our field operations reported overall income that was approximately the same as last year, and we are encouraged by our increase in backlog and cash flow.”

The Company reported net income attributable to Comfort Systems USA for the six months ended June 30, 2014 of $4,776,000 or $0.13 per diluted share as compared to $10,294,000 or $0.28 per diluted share, for the first six months of 2013.  The Company also reported revenue of $684,182,000.  On a same-store basis, the Company reported revenue of $674,139,000 as compared to $676,943,000 for the same period of 2013.  Free cash flow for the six months ended June 30, 2014 was $5,807,000 as compared to negative free cash flow of $10,386,000 in the first six months of 2013.

Mr. Lane continued, “During July we substantially increased our credit line and extended its maturity to the fourth quarter of 2019.  We are grateful to our lenders for their vote of confidence, and we believe that the new agreement augments our financial strength and increases our investment flexibility.”

Mr. Lane concluded, “We are optimistic about our upcoming prospects despite the challenges we have encountered in the first half of 2014.  Based on early results we are encouraged by the prospects for our service growth investment, and we believe that our investments, acquisitions and industry-leading workforce continue to position us for a bright future.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Thursday, July 31, 2014 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4211 and enter 50671717 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P3XBFBJDM.  The Company anticipates that an accompanying slide presentation will also be available under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 11:59 p.m. Central Time, Thursday, August 7, 2014 by calling 1-888-286-8010 with the conference passcode of 54895871, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 90 locations in 81 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenues and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for HVAC systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; a cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

For the Three Months and Six Months Ended June 30, 2014 and 2013

(in thousands, except per share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(unaudited)				(unaudited)
	2014	%	2013	%	2014	%	2013	%
Revenue	$362,801	100.0%	$351,053	100.0%	$684,182	100.0%	$676,943	100.0%
Cost of services	300,942	82.9%	291,086	82.9%	570,174	83.3%	565,509	83.5%
Gross profit	61,859	17.1%	59,967	17.1%	114,008	16.7%	111,434	16.5%

SG&A	50,573	13.9%	45,699	13.0%	100,958	14.8%	92,219	13.6%
Goodwill impairment	727	0.2%	—	—	727	0.1%	—	—
Gain on sale of assets	(89)	—	(111)	—	(222)	—	(250)	—
Operating income	10,648	2.9%	14,379	4.1%	12,545	1.8%	19,465	2.9%

Interest expense, net	(460)	(0.1)%	(340)	(0.1)%	(785)	(0.1)%	(671)	(0.1)%
Changes in the fair value of contingent earn-out obligations	(130)	—	(27)	—	—	—	(54)	—
Other income (expense)	24	—	37	—	92	—	101	—

Income before income taxes	10,082	2.8%	14,049	4.0%	11,852	1.7%	18,841	2.8%
Income tax expense	3,746		5,735		4,438		7,778

Income from continuing operations	6,336	1.7%	8,314	2.4%	7,414	1.1%	11,063	1.6%

Loss from discontinued operations, net of income tax benefit of $—, $—, $10 and $39	—		—		(15)		(54)

Net income including noncontrolling interests	6,336	1.7%	8,314	2.4%	7,399	1.1%	11,009	1.6%

Less: Net income attributable to noncontrolling interests	1,935		552		2,623		715

Net income attributable to Comfort Systems USA, Inc.	$4,401	1.2%	$7,762	2.2%	4,776	0.7%	$10,294	1.5%

Income per share attributable to Comfort Systems USA, Inc.:
Basic—
Income from continuing operations	$0.12		$0.21		$0.13		$0.28
Loss from discontinued operations	—		—		—		—
Net income	$0.12		$0.21		$0.13		$0.28

Diluted—
Income from continuing operations	$0.12		$0.21		$0.13		$0.28
Loss from discontinued operations	—		—		—		—
Net income	$0.12		$0.21		$0.13		$0.28

Shares used in computing income per share:
Basic	37,706		37,190		37,644		37,128
Diluted	37,880		37,365		37,914		37,349

Note 1:  The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options and contingently issuable restricted stock which were outstanding during the periods presented.

Supplemental Non-GAAP Information — Adjusted Earnings Before Interests, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2014	%	2013	%	2014	%	2013	%

Net income including noncontrolling interests	$6,336		$8,314		$7,399		$11,009
Discontinued operations	—		—		15		54
Income taxes	3,746		5,735		4,438		7,778
Other expense (income), net	(24)		(37)		(92)		(101)
Changes in the fair value of contingent earn-out obligations	130		27		—		54
Interest expense, net	460		340		785		671
Gain on sale of assets	(89)		(111)		(222)		(250)
Goodwill Impairment	727		—		727		—
Depreciation and amortization	5,000		4,531		9,654		9,298
Adjusted EBITDA	$16,286	4.5%	$18,799	5.4%	$22,704	3.3%	$28,513	4.2%

Note 1:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income including noncontrolling interests, excluding discontinued operations, income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment, and depreciation and amortization.  Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$49,759	$52,054
Accounts receivable, net	290,589	267,470
Costs and estimated earnings in excess of billings	38,352	28,122
Assets related to discontinued operations	311	339
Other current assets	44,485	49,012
Total current assets	423,496	396,997
Property and equipment, net	52,086	46,861
Goodwill	138,364	114,588
Identifiable intangible assets, net	48,319	37,383
Other noncurrent assets	5,846	5,993
Total assets	$668,111	$601,822

Current maturities of long term debt	$289	$2,000
Accounts payable	108,359	100,825
Billings in excess of costs and estimated earnings	73,774	64,588
Liabilities related to discontinued operations	317	366
Other current liabilities	97,495	101,659
Total current liabilities	280,234	269,438
Long-term debt	52,614	—
Other long-term liabilities	18,494	18,362
Total liabilities	351,342	287,800
Comfort Systems USA, Inc. stockholders’ equity	298,457	295,834
Noncontrolling interests	18,312	18,188
Total stockholders’ equity	316,769	314,022
Total liabilities and stockholders’ equity	$668,111	$601,822

Selected Cash Flow Data (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Cash provided by (used in):
Operating activities	$22,385	$6,700	$13,601	$(3,651)
Investing activities	$(51,488)	$(3,704)	$(59,153)	$(6,692)
Financing activities	$38,212	$(5,085)	$43,257	$(7,068)

Free cash flow:
Cash from operating activities	$22,385	$6,700	$13,601	$(3,651)
Purchases of property and equipment	(4,452)	(4,029)	(8,334)	(7,237)
Proceeds from sales of property and equipment	323	325	540	502

Free cash flow	$18,256	$2,996	$5,807	$(10,386)

Note 1:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.